Exhibit 10.2

Bonus Agreement

This Agreement is entered into on July 2, 2007, by ThermoEnergy Corporation, a Delaware corporation with offices located at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas 72201 (the “Buyer”), CASTion Corporation, a Massachusetts corporation (“CASTion”), and Donald F. Farley (the “Agent”) as agent for certain employees of CASTion whose name and address are set forth at the end of this Agreement (the “Employees”).

WHEREAS, CASTion, certain shareholders of CASTion, and the Buyer are parties to that certain Agreement for the Purchase and Sale of Securities dated as of July 2, 2007, pursuant to which certain shareholders of CASTion will sell to the Buyer all of the capital stock of CASTion owned by such shareholders, and all of their rights under certain promissory notes issued by CASTion, in exchange for a combination of cash and securities to be issued by the Buyer (the “Acquisition”);

WHEREAS, CASTion employs the Employees and the Employees provide services to CASTion;

WHEREAS, CASTion and the Buyer wish to reward the Employees for their past contributions to CASTion; and

WHEREAS, the execution and delivery by the Buyer of this Agreement is a condition precedent to the consummation of the Acquisition by CASTion and its shareholders;

NOW, THEREFORE, in consideration of the mutual promises, agreements and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Allocation of Bonuses. CASTion has allocated an aggregate of $300,000 to the Employees in the respective amounts identified on Schedule A hereto (such amounts having been determined and agreed to by the compensation committee of CASTion’s board of directors prior to the consummation of the Acquisition). Such amounts shall be unvested, and no Employee shall have any right to receive any amount under this Agreement except as set forth herein.

2. Vesting of Bonuses. The right of each Employee to receive the amount set forth opposite his or her name on Schedule A shall vest on the first to occur of the following events:

(a) Upon the consummation by the Buyer, or any of its subsidiaries (including CASTion), of a Financing Transaction (as defined below), the net proceeds of which to the Buyer or such subsidiaries, taken together with the net proceeds of all prior Financing Transactions, but without taking into account any prepayment of the Convertible Notes issued by the Buyer in connection with the Acquisition upon the consummation of any Financing Transaction, is greater than $3,000,000.00, each Employee shall vest in the right to receive his or her pro rata share (as determined for each employee by dividing the amount set forth opposite his or her name on Schedule A by $300,000) of the amount which is 1.875% of the amount by which the net proceeds to the Buyer in such Financing Transactions exceed $3,000,000 (the “Vested Amount”).

(b)  Upon the consummation of a Change of Control of the Buyer, each Employee shall vest in the right to receive the amount set forth opposite his or her name on Schedule A.

(c)  The vesting of rights under this Agreement shall be cumulative, but in no event shall any Employee be entitled to receive more under this Agreement than the amount set forth opposite his or her name on Schedule A.

3. Payment of Bonuses.

(a)  The Buyer shall pay, or shall cause CASTion to pay, to all Employees the Vested Amounts immediately upon the occurrence of an event identified in Section 2(a) above.

(b) The Buyer shall pay, or shall cause CASTion to pay, to all Employees the amounts set forth opposite their respective names immediately upon the occurrence of an event identified in Section 2(b) above, less any amount(s) previously paid under Section 3(a).

4. Definitions. For purposes of this Agreement:

(a) “Financing Transaction” shall have the definition assigned to such term in the Convertible Notes.

(b) “Change of Control” shall mean (i) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Buyer that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Buyer; (ii) the sale, conveyance, transfer or other disposition by the Buyer of all or substantially all its property, assets or business to another person, or (iii) the acquisition by any one person, or more than one person acting as a group (whether in one transaction or during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of stock of the Buyer possessing 50 percent or more of the total voting power of the stock of the Buyer.

5. Reductions for Tax Withholding. Payment of any amounts under this Agreement shall be reduced by all required payroll withholding and other taxes, which amounts will be paid over to applicable tax authorities in payment of such taxes.

6. Nature of Relationship. This Agreement is not an employment contract and, subject to the terms of any other agreement between an Employee and the Buyer or CASTion, the Buyer and CASTion reserve the right to terminate the employment of any Employee at any time with or without cause. The termination of an Employee’s employment with Buyer or CASTion, with or without cause, however, shall not terminate any of the obligations of Buyer or CASTion under this Agreement, all of which shall survive the termination of such employment.

7. Rights under this Agreement. No Employee shall have any rights under this Agreement unless and until Acquisition is consummated.

8.  Concerning the Agent.

(a) As soon as practicable after the consummation of the Acquisition, the Agent shall deliver a copy of this Agreement to each Employee; provided, however, that in lieu of providing a copy of Schedule A hereto, the Agent shall deliver a written instrument to each Employee setting forth the amount to which the respective Employee has been allocated pursuant to this Agreement. No Employee (with the exception of the Agent) shall have any right to obtain a copy of Schedule A in its entirety or to learn of the amounts allocated to any other Employee.

(b)  The Agent shall be entitled to enforce this Agreement on behalf of the Employees, but shall not be obligated to do so. If the Agent declines to enforce this Agreement, he shall notify the Employees of their right to do so under Section 9 of this Agreement.

(c) The Agent shall not be responsible to any Employee for the payment of any sums hereunder (other than to remit to any Employee any amount which may be paid to the Agent on behalf of such Employee) or for any action taken or omitted to be taken by him hereunder or in connection herewith, except for his own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

9. Third Party Beneficiaries. Each Employee, together with his or her administrators, executors, estates and heirs, shall be third party beneficiaries of this Agreement and shall have the right to enforce this Agreement with respect to such Employee.

10. Miscellaneous.

(a) This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

(b) If any provision of this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability in every other respect of such provision and of the remaining provisions shall not in any way be affected or impaired thereby. If a court determines that any provision herein is invalid, illegal or unenforceable, for any reason, such provision shall be deemed amended to the extent necessary to comply with such determination, and such provision, as so amended, shall be valid and binding as though the invalid, illegal or unenforceable portion had not been included herein.

(c) This Agreement constitutes the complete, final and exclusive statement of the agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, assigns and legal representatives. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action or proceeding arising out of or related to this Agreement may be brought in the state or federal courts which have jurisdiction over Middlesex County in the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date set forth below.

THERMOENERGY CORPORATION		CASTION CORPORATION

By:	/s/ Andrew T. Melton	By:	/s/ Jeffrey L. Powell
	Authorized Signature		Authorized Signature

Name:	Andrew T. Melton	Name:	Jeffrey L. Powell

Title:	EVP and CFO	Title:	CEO

/s/ Donald F. Farley

 Donald F. Farley
As Agent for the Employees

SCHEDULE A

Employee	Amount of Bonus

Jeffrey L. Powell	$200,000.00
Steven Brown	30,000.00
Mark Simon	20,000.00
Phil Kemp	20,000.00
George Chapas	20,000.00
Ed Jablonski	10,000.00
Total	$300,000.00